Exhibit 99.2

Trump Media Alerts SEC to Potential Manipulation of DJT stock

SARASOTA, Fla., April 17, 2025 (GLOBE NEWSWIRE) -- Trump Media and Technology Group Corp. (Nasdaq, NYSE Texas: DJT) ("TMTG" or "the Company"), operator of the social media platform Truth Social, the streaming platform Truth+, and the FinTech brand Truth.Fi, sent the following memo to the U.S. Securities and Exchange Commission:

MEMO: Suspicious Trading Activity of DJT Stock

To: Mark Uyeda, Acting Chairman, U.S. Securities and Exchange Commission
From: Trump Media & Technology Group
Date: April 17, 2025
Subject: Potential Illegal Naked Short Selling and Market Manipulation of DJT Stock
CC: Financial Industry Regulatory Authority (FINRA); Nasdaq; New York Stock Exchange

This letter serves to inform you of suspicious activity related to a disclosure filed in Germany by the U.K.-based hedge fund Qube Research & Technologies (“Qube”). The following data points raise critical questions about the timing and methods used in Qube’s trading activities:

•
On April 10, 2025, Qube disclosed a nearly six-million share short position in Trump Media & Technology Group Corp (“TMTG”) (NASDAQ, NYSE Texas: DJT). Thus, a U.K.-based entity, with a data center in Iceland, only disclosed these short sales in Germany.

•
According to Nasdaq, the total short interest in DJT as of March 31, 2025, was 10.7 million shares (see attached chart). Third party sources inform TMTG that the total short interest as of April 16, 2025, is virtually unchanged—approximately 11 million shares.

•	Neither Nasdaq, NYSE Texas, nor any other source has been able to confirm when the trades disclosed by Qube were conducted or if they were conducted at all.

The above factors, especially when combined with the history of suspicious trading surrounding DJT stock—including DJT appearing on Nasdaq’s Regulation SHO Threshold Security List continuously for more than two months in 2024—could be indications of the illegal naked short selling of DJT shares.

We urge you to immediately investigate this suspicious trading and report your findings back to TMTG and any relevant civil and criminal authorities. American equities exchanges should be operated with full transparency and maximum efficiency, not as an opaque free-for-all reminiscent of a third-world casino.

Source: https://www.nasdaq.com/market-activity/stocks/djt/short-interest